Exhibit 10.4

Change of Control Agreement

[Date] __, 2015

[Insert Name]
[Insert Address]
[Insert Address]

Dear [Insert Name]:

This letter serves to set forth the following benefit to be provided to you in the event of an Acquisition (as defined below) of Omnicell, Inc. (the “Company”).

Provided one of the following events occurs within twelve (12) months following an Acquisition: (i) you suffer a separation from service from the Company due to an involuntary termination without Cause (as defined below); (ii) the principal place of the performance of your responsibilities and duties is changed to a location outside of the San Mateo, Santa Clara, or San Francisco counties; or (iii) there is a material reduction in your responsibilities and duties without Cause; then (a) you shall receive severance pay equivalent to twelve (12) months’ salary at your base rate of pay in effect immediately prior to the occurrence of any of the triggering event described above (and further provided that you execute Omnicell’s standard waiver and release agreement); and (b) the unvested portion of each Award (as defined in the Company’s 2009 Equity Incentive Plan (hereinafter the “Plan”) that remain subject solely to time-based vesting immediately prior to the Acquisition, in each case granted to you under the Plan, shall accelerate and immediately become fully-vested and exercisable; provided however that, you shall be entitled to the foregoing benefits due to an event described in (ii) or (iii) above only if (x) the Company is given written notice from you within sixty (60) days following the first of such event describing the condition, (y) the Company fails to satisfactorily remedy such condition within thirty (30) days following such written notice, and (z) you terminate employment within thirty (30) days following the end of the period within which the Company was entitled to remedy the condition but failed to do so. For purposes of this letter for example, the accelerated vesting described above will apply to performance stock awards for which the performance goals had been satisfied prior to the Acquisition, but thereafter remain subject to time-based vesting following such achievement; but the vesting of stock awards that remain subject to the achievement of performance goals at such time will not be so accelerated.

 An “Acquisition” as used herein shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person in which the stockholders of the Company prior to such consolidation, merger or reorganization shall own less than fifty percent (50%) of the voting stock of the continuing or surviving entity of such consolidation, merger or reorganization, any other corporate reorganization in which in excess of fifty percent (50%) of the Company’s voting power is transferred, or any transaction in which any person, together with its affiliates, accumulates fifty percent or more of the Company’s voting power.

As used herein, “Cause” shall mean: (i) conviction of any felony; (ii) participation in fraud, misappropriation, embezzlement or other similar act of dishonesty or material misconduct against the Company or any subsidiaries or affiliates thereof; or (iii) participation in any act materially contrary to the Company’s best interest.

If any payment or benefit you would receive from the Company or otherwise in connection with an Acquisition or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount. The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction will occur in the manner that results in the greatest economic benefit for you.

The independent registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations. If the independent registered public accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting such Acquisition or similar transaction, the Company will appoint a nationally recognized independent registered public accounting firm to make the determinations required hereunder. The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder. The independent registered public accounting firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and you within thirty (30) calendar days after the date on which your right to a Payment is triggered (if requested at that time by the Company or you) or such other time as reasonably requested by the Company or you. Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and you.

Notwithstanding anything to the contrary herein, the following provisions apply to the extent severance benefits provided herein are subject to Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”).  Severance benefits shall not commence until you have a “separation from service” for purposes of Section 409A. Severance benefits are intended to comply with the provisions of Section 409A.  As such, if you are, upon separation from service, a “specified employee” for purposes of Section 409A, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A,  the timing of the severance benefits payments shall be delayed until the earlier of (i) six (6) months and one day after your separation from service, or (ii) your death.  You shall receive severance benefits only if you execute and return to the Company, within the applicable time period set forth therein but in no event more than forty-five (45) days following the date of separation from service, a separation agreement containing the Company’s standard form of release of claims in favor of the Company, and permit such release to become effective in accordance with its terms (such latest permitted date, the “Separation Agreement Deadline”).   If the severance benefits are not covered by one or more exemptions from the application of Section 409A and the separation agreement could become effective in the calendar year following the calendar year in which you separate from service, the separation agreement will not be deemed effective any earlier than the Separation Agreement Deadline.  None of the severance benefits will be paid or otherwise delivered prior to the effective date of the separation agreement.  Except to the minimum extent that payments must be delayed because you are a “specified employee” or until the effectiveness of the separation agreement, all severance benefits will be paid in a lump sum on the 60th day following your separation from service.  The severance benefits are intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly.

This letter agreement supersedes and replaces the prior change of control agreement, as may have been amended, between you and the Company.

Should you have any questions regarding this matter, please contact me at 650-251-6120.

Randall A. Lipps
Chairman, President and Chief Executive Officer
Omnicell, Inc.